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                                                                   EXHIBIT 10.16

                              LANDLORD AGREEMENT
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     THIS LANDLORD AGREEMENT (this "Agreement") dated as of July 27, 1999, is made by O.J.B./MID-ATLANTIC REALTY JV, LLC, a Maryland limited liability company ("Landlord"), for the benefit of MATTRESS DISCOUNTERS CORPORATION, a Delaware corporation ("Tenant") and HEILIG-MEYERS COMPANY, a Virginia corporation ("Heilig-Meyers"), as the owner of all the outstanding stock of Tenant.

RECITALS
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     A.   By Commercial Lease Agreement by and between Landlord and Mid-Atlantic
          Realty, Inc., a Maryland corporation ("Mid-Atlantic Realty"), dated October 31, 1995 (as amended, supplemented or otherwise modified from time to time, the "Lease"), Landlord leased to Mid-Atlantic Realty and Mid-Atlantic Realty let from Landlord certain improved real property located in Upper Marlboro, Maryland and more particularly described in the Lease (the "Premises").

     B. Pursuant to an Assignment and Assumption of Lease between and among Mid-Atlantic Realty, W.S. Manufacturing Corporation, a Maryland corporation ("W.S. Manufacturing"), and Landlord dated February 20, 1996, Mid-Atlantic Realty, with the consent of Landlord, assigned its interest in the Lease and its leasehold interest in the Premises to W.S. Manufacturing.

     C. Tenant has succeeded to W.S. Manufacturing interest in the Lease an its leasehold interest in the Premises.

     D. Tenant and Heilig-Meyers have informed Landlord of a transaction that is currently pending involving Tenant, which will ultimately result in all of the outstanding stock of Tenant being held by Mattress Discounters Holding Corporation, a Virginia corporation (now known as MD Acquisition Corporation) (the "Pending Transaction").

     E. In connection with the pending transaction, Tenant and Heilig-Meyers have requested and Landlord has agreed to execute this Agreement to finalize certain agreements reached between Tenant and Heilig-Meyers and Landlord.

                                   AGREEMENT
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     NOW, THEREFORE, for and in consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord agrees as follows:
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     1.   The Pending Transaction does not constitute a prohibited assignment or transfer under Section 8 of the Lease and, as a result, does not require the prior consent of Landlord.

     2. The Pending Transaction will not result in any change in occupancy or use of the Premises and, as a result, will not constitute a violation of Section 8 of the Lease.

     3. Landlord shall have no right, pursuant to Section 8 (c) of the Lease, to require an automatic seven percent (7%) increase in Basic Rent (as defined in the Lease) as a result of the Pending Transaction or as a result of any other change of control of Tenant.

     4. This Agreement shall be for the benefit of Tenant and Heilig-Meyers and each of their respective successors and assigns.

     5. This Agreement shall be construed and governed by the applicable laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, Landlord has caused this Landlord Agreement to be executed as of the day and year first above written.


                              O.J.B./MID-ATLANTIC REALTY JV, LLC,
                              a Maryland limited liability company



                              /s/ Warren S. Teitelbaum
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                              Title: